Exhibit 99.1

GENTEX CORPORATION ANNOUNCES OFFICER PROMOTION

ZEELAND, Michigan (GLOBE NEWSWIRE - August 22, 2017) -- Gentex Corporation (NASDAQ: GNTX), the Zeeland, Michigan-based manufacturer of automatic-dimming rearview mirrors, automotive electronics, dimmable aircraft windows, and fire protection products, today announced the promotion of Steve Downing to President, Chief Operating Officer, Interim Chief Financial Officer, and Treasurer. Mr. Downing will continue to report to Fred Bauer, Chairman and Chief Executive Officer.

Gentex is appreciative of Mr. Bauer's wealth of experience as Chairman and Chief Executive Officer. At the same time, Gentex is pleased to have Mr. Downing increase his already significant portfolio of day-to-day responsibilities. Mr. Downing was previously the Company’s Senior Vice President, Chief Financial Officer, and Treasurer.

The Gentex foundations of devotion to quality and innovation, ownership mentality, and unpretentious management have created a cohesive and cooperative leadership team, with depth and breadth of talent. Steve Downing is an example of that, beginning as a financial analyst but then taking on ever increasing responsibilities in various disciplines including customer interface, sales, and product development, among others. He is a respected leader with 15 years of demonstrated ability to deliver results using core Gentex principles. This promotion will provide Mr. Downing the opportunity to even more fully contribute to the future growth and success of the Company.

Mr. Downing stated, "I would like to thank the whole team here at Gentex who has built an outstanding company. I humbly look forward to continuing our team's work on strategic prioritization and building on the Company's history of operational excellence."

Founded in 1974, Gentex Corporation (The Nasdaq Global Select Market: GNTX) is a supplier of automatic-dimming rearview mirrors and electronics to the automotive industry, dimmable aircraft windows for aviation markets, and fire protection products to the fire protection market. Visit the Company's web site at www.gentex.com.

Contact Information:
Gentex Investor & Media Contact
Josh O'Berski
(616) 772-1590, ext. 5814